Exhibit 99.1

Anika Therapeutics Reports Fourth Quarter
and Full Year 2005 Financial Results

WOBURN, Mass.—March 2, 2006--Anika Therapeutics, Inc. (NASDAQ:ANIK) today reported financial results for the fourth quarter and year ended December 31, 2005.

Total revenue for the fourth quarter of 2005 was $5,466,000 compared with $7,656,000 in the fourth quarter of 2004.  The company reported net income of $823,000, or $0.07 per diluted share, for the fourth quarter of 2005, compared with $1,755,000, or $0.15 per diluted share, for the same period last year.

For the year ended December 31, 2005, total revenue increased 13% to $29,835,000 from $26,466,000 in 2004.  Net income was $5,893,000, or $0.52 per diluted share, compared with $11,190,000, or $0.98 per diluted share, for 2004.  The company’s 2004 net income included a one-time tax benefit of $7,039,000, or $0.62 per diluted share as a result of the release of a valuation allowance previously recorded against deferred tax assets.

Product Revenue

Product revenue was $4,774,000 for the fourth quarter of 2005, versus $5,473,000 in the same period last year.  For the year ended December 31, 2005, product revenue was $20,534,000 versus $22,286,000 in the comparable period in 2004.

Product revenue for the fourth quarter of 2005 declined 13% compared to the fourth quarter of 2004 due to the new Bausch & Lomb contract in December 2004 which resulted in the recognition of $761,000 of ophthalmic revenue that was previously deferred.  Product revenue for the full year 2005 declined 8% compared to 2004 as a result of a significant overstocking of inventory in 2004 by our U.S. ORTHOVISC® distribution partner, resulting in no units shipped to them in the last nine months of 2005, and to a lesser extent, to the loss of $1,947,000 of revenue from a former customer who acquired a competing line of viscoelastic products for use in ocular surgery.

Licensing, Milestone and Contract Revenue

For the fourth quarter and year ended December 31, 2005, the company recorded licensing, milestone and contract revenue of $692,000 and $9,301,000, respectively.  The full year amount includes $6,537,000 of contract revenue for clinical trial development costs and a third quarter contract termination fee received in connection with the termination of the company’s development and commercialization contract with OrthoNeutrogena for our hyaluronic acid-based cosmetic tissue augmentation product, REDEFYNE™.  Licensing, milestone and contract revenue in 2006 is expected to be approximately $2,700,000, barring the effects of any new collaborative arrangements or requests for product development under existing agreements.  For the fourth quarter and year ended December 31, 2004, licensing, milestone and contract revenue was $2,183,000 and $4,180,000, respectively.  The full year amount includes $1,296,000 of contract revenue for clinical trial development costs in connection with the OrthoNeutrogena contract.

Product Gross Margin

Product gross margin for the fourth quarter of 2005 was 53% versus 57% for the corresponding period in 2004.  Product gross margin for full year 2005 was 46% versus 55% for 2004, reflecting the costs of the July voluntary product recall, product mix, and lower than expected production volume as a result of reduced domestic ORTHOVISC sales.

Operating Expenses and Cash Position

Total operating expenses were $4,607,000 for the fourth quarter of 2005, compared with $5,272,000 in the fourth quarter of 2004, reflecting reduced marketing and G&A costs.  For the 12-month period ended December 31, 2005, total operating expenses were $21,284,000 versus $20,078,000 in 2004.

Anika’s cash and cash equivalents increased to $44,747,000 at December 31, 2005 from $39,339,000 at December 31, 2004 as a result of positive cash from operations.  The company has no short or long term debt.

Year Highlights and Outlook

“The company met its internal financial goals for 2005 despite two significant challenges—the loss of our second largest ophthalmic customer, and lower than expected sales to our domestic ORTHOVISC partner,” said Charles H. Sherwood, Ph.D., Anika’s president and chief executive officer.  “Our international ORTHOVISC sales continued to be robust, and we plan to further broaden our international distribution capabilities in the coming quarters.  Orders for our ophthalmic products from existing customers increased 9% in 2005 partially offsetting the revenue lost from a former customer.  In addition, we received CE Mark approval to market  REDEFYNE™ in the European Union, completed construction of our manufacturing facility for this important product, and filed our pre-market approval application with the U.S. Food and Drug Administration.  Overall we achieved excellent progress.”

 “Looking forward, the company is in a better position to grow product revenue in 2006.  Our U.S. ORTHOVISC  distribution partner, DePuy Mitek, is significantly adding to its team of product specialists to boost sales, and we remain optimistic.  We are encouraged in our search for a marketing partner for REDEFYNE, and are focused on the growth potential of our products and capitalizing on our innovative development pipeline,” concluded Sherwood.

Conference Call Information

The company will hold a conference call to review its financial results and business highlights on Friday, March 3, 2006, at 9:00 a.m. ET.  In addition, the company may address during the conference call its business and financial developments and trends, including those involving product lines and business partners; and other business and financial matters affecting the company, which may contain information that has not been previously disclosed.  To listen to the conference call, dial 866.770.7120 or 617.213.8065 and use the passcode 44440210 approximately 10 minutes before the starting time and reference Anika Therapeutics.  In addition, the conference call will be available to interested parties through a live audio Internet broadcast at www.anikatherapeutics.com.  The call will be archived and accessible on the same Web site for six months shortly after the completion of the call.

About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products for tissue protection and healing.  These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body.  Anika products include OrthoVisc®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by DePuy Mitek, and Hyvisc®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.  Anika manufactures Amvisc™ and Amvisc Plus™, HA viscoelastic products for ophthalmic surgery. It also produces STAARVISC™-II, which is distributed by STAAR Surgical Company and Shellgel™ for Cytosol Ophthalmics, Inc.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” “opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements. These statements also include statements regarding: (i) the company’s expectations concerning revenue, ORTHOVISC®, its relationship with DePuy Mitek, and its product shipment schedule for 2006, (ii) the company’s plans to broaden its distribution capabilities internationally, (iii) the company’s expectations regarding REDEFYNE™, its cosmetic tissue augmentation product, (iv) its plans to seek a worldwide marketing and distribution partner for REDEFYNE™, and (v) its expectations regarding realizing the growth potential of its products and capitalizing on its innovative development pipeline. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks, uncertainties and other factors. The company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the success of the company’s efforts to improve the financial performance of its core business; (iii) the company’s research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (iv) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the Turkish, German, Canadian, Middle Eastern and French economies, in general and other economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas or (vi) future determinations by the company to allocate resources to products and in directions not presently contemplated.

Any delay in receiving any regulatory approvals may adversely affect the company’s competitive position. Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved. There is also a risk that (i) the company’s existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the company’s efforts to enter into long-term marketing and distribution arrangements will not be successful, including the risk that the company will be unable to secure a marketing and distribution partner for REDEFYNE™ or that any such marketing and distribution arrangement will be on terms unfavorable to the company, (iii) new distribution arrangements, including the agreement with DePuy Mitek pertaining to ORTHOVISC®, will not result in meaningful sales of the company’s products, (iv) the company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the company’s product sales, (vi) the estimated size(s) of the markets which the company has targeted its products will fail to be achieved, (vii) lack of adequate coverage and reimbursement provided by governments and other third party payers for our products and services, including continued classification by CMS of ORTHOVISC under a miscellaneous J-code for Medicare/Medicaid reimbursement, could have a material adverse effect on our results of operations, or (viii) increased sales of the company’s products, including HYVISC® , ORTHOVISC® , or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the company’s business and operations. Certain other factors that might cause the company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business,” “Risk Factors and Certain Factors Affecting Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the company’s Annual Report on Form 10-K for the year ended December 31, 2004 , and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as well as those described in the company’s other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiary
Consolidated Statements of Operations
(unaudited)

	Quarter Ended December 31,		For the Year Ended December 31,

	2005	2004	2005	2004

Product revenue	$4,774,000	$5,473,000	$20,534,000	$22,286,000
Licensing, milestone and contract revenue	692,000	2,183,000	9,301,000	4,180,000

Total revenue	5,466,000	7,656,000	29,835,000	26,466,000

Operating expenses:
Cost of product revenue	2,266,000	2,335,000	11,144,000	9,949,000
Research & development	1,092,000	1,067,000	4,731,000	4,087,000
Selling, general & administrative	1,249,000	1,870,000	5,409,000	6,042,000

Total operating expenses	4,607,000	5,272,000	21,284,000	20,078,000

Income from operations	859,000	2,384,000	8,551,000	6,388,000
Interest income	422,000	156,000	1,241,000	389,000

Income before income taxes	1,281,000	2,540,000	9,792,000	6,777,000
Income tax expense (benefit)
Provision for income taxes	458,000	785,000	3,899,000	2,626,000
Benefit from release of valuation allowance	—	—	—	(7,039,000)

Net income	$823,000	$1,755,000	$5,893,000	$11,190,000

Basic net income per share:
Net income	$0.08	$0.17	$0.57	$1.11
Basic weighted average common shares outstanding	10,496,453	10,224,407	10,410,920	10,103,835
Diluted net income per share:
Net income	$0.07	$0.15	$0.52	$0.98
Diluted weighted average common shares outstanding	11,412,632	11,329,592	11,428,201	11,384,155

Anika Therapeutics, Inc. and Subsidiary
Consolidated Balance Sheets
(unaudited)

	December 31, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$44,747,000	$39,339,000
Accounts receivable, net	2,066,000	2,354,000
Inventories	3,271,000	4,227,000
Current portion deferred income taxes	1,301,000	1,824,000
Prepaid expenses	1,025,000	1,339,000

Total current assets	52,410,000	49,083,000
Property and equipment, at cost	11,949,000	10,349,000
Less: accumulated depreciation	(9,853,000)	(9,394,000)

	2,096,000	955,000
Long-term deposits	143,000	143,000
Deferred income taxes	7,969,000	9,357,000

Total Assets	$62,618,000	$59,538,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,277,000	$791,000
Accrued expenses	1,719,000	2,041,000
Deferred revenue	2,830,000	4,116,000

Total current liabilities	5,826,000	6,948,000
Long-term deferred revenue	18,900,000	22,227,000
Stockholders’ equity
Preferred stock	—	—
Common stock	105,000	103,000
Additional paid-in-capital	34,273,000	32,639,000
Retained earnings (accumulated deficit)	3,514,000	(2,379,000)

Total stockholders’ equity	37,892,000	30,363,000

Total Liabilities and Stockholders’ Equity	$62,618,000	$59,538,000

Anika Therapeutics, Inc. and Subsidiary
Supplemental Financial Data -
(unaudited)

. Product Gross Margin and Revenue by Product Line

	Quarter Ended December 31,		For the Year Ended December 31,

	2005	2004	2005	2004

Ophthalmic Products	$2,174,000	$3,333,000	$10,522,000	$11,533,000
ORTHOVISC	1,940,000	1,515,000	7,938,000	8,699,000
HYVISC	660,000	625,000	2,074,000	2,054,000

	$4,774,000	$5,473,000	$20,534,000	$22,286,000

Product gross profit	$2,508,000	$3,138,000	$9,390,000	$12,337,000
Product gross margin	53%	57%	46%	55%

Product Revenue by Geography

	Quarter Ended December 31,		For the Year Ended December 31,

	2005	2004	2005	2004

Domestic	$2,581,000	$3,310,000	$11,790,000	$15,588,000
International	2,193,000	2,163,000	8,744,000	6,698,000

	$4,774,000	$5,473,000	$20,534,000	$22,286,000

Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., CEO
Kevin W. Quinlan, CFO, 781-932-6616